FRIEBE EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement"), dated as of February 24, 2005 (the "Effective Date"), is made and entered into between aMRIs GmbH ("Employer"), a company organized under the laws of Germany, Dr. Michael Friebe ("Friebe"), and Biophan Technologies, Inc., a Nevada corporation (the "Buyer").

      WHEREAS, pursuant to that certain Agreement (the "Purchase Agreement") dated as of the date hereof, by and among Employer, Friebe, Buyer, Tomovation GmbH, a company organized under the laws of Germany ("Tomovation"), Andreas Melzer ("Melzer"), Gregor Schaefers and Andreas Pieper, the Buyer is acquiring from Tomovation and Melzer shares of Employer representing 51% of the outstanding shares of Employer; and

      WHEREAS, the execution and delivery of this Agreement by Friebe is required pursuant to the Purchase Agreement; and

      WHEREAS, Employer wishes to employ Friebe and Friebe wishes to accept such employment on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, Employer and Friebe hereby agree as follows:

      1. Effective Date; Term.

      1.1 Effective Date. This Agreement shall be effective as of the Effective Date.

      1.2 Employment Term. Employer employs Friebe, and Friebe accepts such employment, for an initial period of four (4) years commencing on the Effective Date (the "Employment Term"), and continuing on an annual basis thereafter subject to mutual agreement of Employer and Friebe, which agreement shall be confirmed by the parties at least three (3) months before the end of the initial four-year term and each annual term thereafter.

      1.3 Termination. This Agreement may be terminated before the expiration of the Employment Term as provided in Section 4 of this Agreement.

      2. Scope of Employment.

      2.1 Position and Duties. During the term of this Agreement, Employer shall employ Friebe and Friebe shall serve as "Geschaftsfuhrer" (managing director) according to ss. 6 GmbHG (German Law pertaining Companies with Limited Liability) (which means that as far as this Agreement does not explicitly state otherwise the provisions of paragraph 611 to paragraph 630 BGB (German Civil
Code) are applicable to the Agreement) and Chief Executive Officer of Employer with such authority as is normally associated with and appropriate for such position. Friebe shall report directly to the shareholders of Employer and perform such executive, administrative and operational duties as may reasonably be assigned to Friebe from time to time by the shareholders. Duties not customarily with the position of Chief Executive Officer or "Geschaftsfuhrer" (managing director) shall not be deemed "reasonably assigned" if Friebe objects

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                                      -2-

reasonably promptly to such assignment in writing to Buyer on behalf of the shareholders. Friebe agrees to be bound by the limitations in his authority and obligations set forth in the Employer's Articles of Association as in effect from time to time. Buyer agrees to cause Friebe to be appointed to Buyer's Board of Directors as soon as practicable, but in any event within 60 days, after the Effective Date and, for so long as Friebe serves as a member of Buyer's Board of Directors, Buyer shall compensate Friebe not less than other similarly situated non-executive members of Buyer's Board of Directors. Once elected in accordance with the foregoing provisons, Buyer agrees to cause Friebe to remain a member of Buyer's Board of Directors until the earlier of (i) Friebe's resignation from such Board, and (ii) Friebe ceasing to be employed by Employer and any Affiliate of Employer.

      2.2 Scope of Efforts. Friebe agrees to serve Employer faithfully and to the best of Friebe's reasonable ability and to devote not less than 40% of Friebe's entire business time, attention and efforts to the interests and business of Employer, its subsidiaries and their affiliates. Friebe's entire business time during the term of this Agreement shall be not less than 40 hours per week. Friebe shall primarily work under this Agreement at the Employer's location in Castrop-Rauxel, Germany or such subsequent location within 50 miles thereof, but subject to such travel as reasonably necessary to perform his duties. Friebe represents and warrants to Employer that Friebe is not under any contractual commitment which prohibits or limits Friebe's employment by Employer or which is inconsistent with Friebe's obligations set forth in this Agreement. Friebe agrees that during the term of this Agreement, Friebe shall not perform any services for any other corporation, firm, entity or other person in violation of this Agreement without the prior written consent of Employer and consistent with the written policies and procedures of Employer in effect from time to time of which Friebe has received notice.

      2.3 Compliance with Laws. Friebe agrees at all times to adhere strictly to and perform all his duties in accordance with applicable laws, rules and regulations and the written policies and procedures of Employer in effect from time to time and of which Friebe has received notice. Without limiting the generality of the foregoing, Friebe shall comply with any and all foreign and domestic securities laws and regulations applicable to Employer and any Affiliate. Employer shall provide, and shall cause any applicable Affiliate to provide Friebe with any materials and other information such Affiliate provides to individuals in comparable employment positions with respect to such laws and regulations.

      3. Compensation, Benefits and Expenses.

      3.1 Base Salary. Except as otherwise provided in this Agreement, during the term of this Agreement, Employer shall pay to Friebe a base salary at a rate of US $70,000 per year (the "Base Salary"). The Base Salary may be increased, but shall not be decreased below US $70,000, during the term of this Agreement pursuant to the discretion of the shareholders of Employer. Employer shall pay the Base Salary to Friebe in equal installments pursuant to Employer's standard payroll policies, and Friebe's Base Salary shall be subject to such withholding or deductions as may be mutually agreed between Employer and Friebe or as required by law.

      3.2 Bonus. In addition to the Base Salary set forth in Section 3.1, Friebe shall be entitled to receive a cash bonus as follows:

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                                      -3-

      3.2.1 If the Employer's revenue (inclusive of revenue from any consolidated Employer subsidiaries and revenue received by Buyer pursuant to the License Agreement of even date herewith between Buyer and aMRIs Patent GmbH, net of any royalties or fees payable by Buyer to aMRIs Patent GmbH with respect to such revenues) from January 1, 2005 until February 28, 2006 ("Initial Measurement Period") from contract research, testing and licensing (the "Applicable Revenue") meets or exceeds the revenue targets set forth on Exhibit A attached hereto, Friebe shall receive a one-time cash bonus in the amount set forth on Exhibit A corresponding to the Applicable Revenue target achieved.

      3.2.2 If earned, such cash bonus shall be paid on March 31, 2006, whether or not Friebe then remains employed by Employer. Payment of any bonus shall be subject to such withholding or deductions as may be mutually agreed between Employer and Friebe or as required by law. Friebe may elect to have any such bonus amount paid directly to Tomovation on his behalf.

      3.2.3 Employer's revenue (and consolidated Employer's revenue) for purposes of determining Applicable Revenue shall be determined in accordance with United States generally accepted accounting principles consisting applied and Employer shall provide Employee with full access to Employer's books and records to verify the determination of Applicable Revenue. In addition to Employer's revenue and notwithstanding the provisions of Section 3.2.1 above, Applicable Revenue shall also include Buyer's net revenue from royalties payable under the License Agreement for the applicable period.

      3.2.4 Bonus opportunity and achievement criteria for calendar years or portions thereof during the Employment Term commencing after the Initial Measurement Period shall be mutually agreed upon by the Employee and the shareholders of Employer prior to the date which is 30 days after the end of the Initial Measurement Period or any subsequent measurement period.

      3.3 Expenses. During the term of this Agreement, Employer authorizes Friebe to incur reasonable and necessary out-of-pocket business expenses in the course of performing Friebe's duties and rendering services hereunder in accordance with Employer's policies with respect thereto, and Employer shall reimburse Friebe for all such expenses, provided (i) such expenses and the purpose for which they were incurred are in accordance with Employer's policies, and (ii) Friebe timely submits to Employer expense reports and substantiation of the expenses in accordance with Employer's policies.

      3.4   Restricted Stock Grant.

      (a) As soon as practicable but no later than five (5) days after the Effective Date, Employer shall cause the Buyer and Buyer shall, pursuant to its existing restricted stock plan, will grant to Friebe 100,000 restricted shares of Common Stock of the Buyer (the "Shares"), subject to the restrictions set forth herein. The Shares shall be immediately vested at the time of grant. Each share certificate representing any Shares granted under this Agreement shall bear a legend indicating that it is "Restricted Stock." Each restricted Share shall not be transferable and no interest therein may be pledged or assigned to any other person or entity (including, without limitation, any margin loan or derivative transaction) from the date of grant until December 31, 2005 (the

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                                      -4-


"Lock-up Period"). The Shares are fully vested when issued and are not subject to forfeiture even if Friebe is not an employee of the Employer at the end of the Lock-Up Period. The Employer shall hold the certificate representing the Shares, together with stock powers endorsed in blank, until the expiration of the relevant Lock-up Period and, unless otherwise agreed, the certificate will be transferred to Friebe only after satisfaction by Friebe of all income and employment tax withholding liabilities that arise either on account of the grant or the vesting of such Shares. Friebe and Buyer shall execute and deliver the Buyer's form of Restricted Stock Agreement attached as Schedule 3.4(a) (which shall be amended as necessary to conform to the terms of this Agreement) to evidence the grant of the Shares under this Section 3.4(a).

      (b) If Friebe is subject to United States taxation, Friebe may elect pursuant to Section 83(b) of the Internal Revenue Code, within thirty (30) days of the date of grant, to include in his or her gross income the fair market value of all or any portion of the Shares covered by this Agreement in the taxable year of grant. If he makes this election, Friebe shall promptly notify the Buyer by submitting to the Buyer a copy of the statement filed with the Internal Revenue Service in which Friebe makes such election.

      (c) Friebe shall have all rights of a shareholder with respect to the Shares except as otherwise limited by the terms of this Agreement.

      (d) In the event of any change in the Common Stock of the Buyer by reason of any stock dividend, stock split, split-up or any similar change affecting the Common Stock, the number and kind of Shares awarded hereunder shall be adjusted automatically consistent with such change.
      3.5   Stock Options.

      (a) On each of the first four anniversaries of the Effective Date, the Buyer, pursuant to its existing stock option plan, shall grant to Friebe an option (each an "Option Grant") to purchase 75,000 shares of Common Stock (the "Option Shares") pursuant to a non-qualified stock option. The exercise price for each share of the Option Shares shall be the fair market value per share as of the applicable date of grant of the related Option Grant. If any shares of Buyer Common Stock are publicly-traded on a national exchange in the United States, including the so-called Over-the-Counter Bulletin Board as such shares currently trade, the fair market value per share of the Option Shares shall be the last trade price on the business day that such shares last traded prior to the date of grant. If no shares are then publicly-traded, the fair market value of the Option Shares shall be as determined in good faith by the Board of Directors of the Buyer. With respect to each Option Grant, Friebe shall have vested and nonforfeitable rights to exercise such option to purchase the Option Shares only to the following extent:

                                                  Aggregate Percentage of
                     Applicable Date             Stock Option Exercisable
                     ---------------             ------------------------

                     date of grant                           25%

            1st anniversary of date of grant                 50%

            2nd anniversary of date of grant                 75%

            3rd anniversary of date of grant                100%

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                                      -5-

      Notwithstanding the foregoing but subject to Section 4.4, in the event of the termination of employment of Friebe before the expiration of the Employment Term, any Option Shares which have not vested as of the date of termination shall be forfeited by Friebe. As soon as practicable but no later than five (5) days after the Effective Date Friebe and Buyer shall execute and deliver the Buyer's form of Stock Option Agreement attached as Schedule 3.5(a) (which shall be amended as necessary to conform to the terms of this Agreement) to evidence the grant of stock options under this Section 3.5(a).

      (b) On the Effective Date, the Buyer, pursuant to its existing stock option plan, shall grant to Friebe an option (the "Bonus Option Grant") to purchase 115,000 shares of Common Stock (the "Bonus Option Shares") pursuant to a non-qualified stock option. The exercise price for each share of the Bonus Option Shares shall be the lesser of the fair market value per share as of the date of grant or US $1.18 per share. If any shares of Buyer Common Stock are publicly-traded on a national exchange in the United States, including the so-called Over-the-Counter Bulletin Board as such shares currently trade, the fair market value per share of the Bonus Option Shares shall be the last trade price on the business day that such shares last traded prior to the date of grant. If no shares are then publicly-traded, the fair market value of the Bonus Option Shares shall be as determined in good faith by the Board of Directors of the Buyer. With respect to the Bonus Option Grant, Friebe shall have vested and nonforfeitable rights to exercise the options to purchase the Bonus Option Shares on March 31, 2006; provided, however, that Friebe shall forfeit a portion of the Bonus Option Shares as of February 28, 2006, to the extent that the Applicable Revenue (as defined in Section 3.2.1) during the Initial Measurement Period fails to meet or exceed the revenue targets set forth on Exhibit B attached hereto. Buyer covenants and agrees that the Bonus Option Shares shall, prior to March 31, 2006, be subject to an effective registration statement under the Securities Act of 1933.

      Friebe and Buyer shall execute and deliver the Buyer's form of Stock Option Agreement attached as Schedule 3.5(a) (which shall be amended as necessary to conform to the terms of this Agreement) to evidence the grant of stock options under this Section 3.5(b).

      (c) Friebe's rights under the Option Grants and Bonus Option Grant shall terminate if, before the exercise of the options thereunder, Friebe breaches his obligations under Section 5 hereof in any material respect.

      3.6 Benefits. During the term of this Agreement, Friebe shall be entitled to participate in all of the welfare benefit plans and programs maintained by the Employer from time to time for the benefit of its senior executives to the extent Friebe satisfies the requirements for participation in such plans and programs; provided, however, Friebe's benefits under all plans and programs in which he is entitled to participate shall be reduced appropriately to take into account the fact that Friebe is only devoting 40% of his business time to the Employer.

      4. Termination.

      4.1 Termination. Friebe's employment by Employer pursuant to the terms of this Agreement shall terminate at the expiration of the Employment Term, unless employment continues thereafter by mutual agreement of Employer and Employee, and shall terminate without notice before the expiration of the Employment Term upon the occurrence of any of the following events:

      4.1.1 in case Section 6.4 applies to Friebe;

      4.1.2 termination by Employer for Cause (as defined in Section 6);

      4.1.3 Friebe's resignation without Good Reason (as defined in
      Section 6);

      4.1.4 termination by Employer for any reason other than Cause; or

      4.1.5 Friebe's resignation for Good Reason.

      4.2 Time of Termination. Friebe's employment with Employer shall terminate upon the written notice of termination from Employer or Friebe upon the occurrence of an event specified in Sections 4.1.2 or 4.1.3. It shall terminate according to paragraph 621 BGB upon the occurrence of an event specified in
Section 4.1.1, 4.1.4 or 4.1.5, or automatically upon expiration of the Employment Term (as applicable, the "Termination Date").

      4.3   Effect of Termination of Employment.  Following the Termination
Date:

      4.3.1 Friebe shall return all property of Employer as provided in
      Section 5.2(b) of this Agreement;

      4.3.2 except as provided in Section 4.4, Friebe's salary shall cease to accrue;

      4.3.3 the shareholders of Employer shall determine whether to pay to Friebe any unpaid bonus (other than any bonus payable under Section 3.2) or other incentive compensation for the period through the Termination Date computed consistently with the manner in which Friebe's bonus or incentive compensation would have been determined for such period if Friebe's employment had not terminated;

      4.3.4 Friebe's participation in Employer's benefit plans, if any, shall cease except as required by law or by the terms of the plan(s) and except that if the termination is upon the occurrence of an event specified in
      Section 4.1.1, 4.1.4 or 4.1.5 and before the expiration of the Employment Term, any insurance benefits provided by Employer shall be maintained at the sole cost and expense of Employer until the earlier of 12 months following the termination of Friebe's employment or the expiration of the Employment Term; and

      4.3.5 Friebe shall submit any claims for reimbursement of business expenses incurred in accordance with Section 3.3 within the time period required under Employer's policies generally or Employer will not be obligated to reimburse such expenses.

      4.4 Termination Payment under Certain Circumstances. In the event that Friebe's employment with Employer is terminated pursuant to Section 4.1.4 or
4.1.5 before the expiration of the Employment Term, and notwithstanding Section 4.3.2, Employer shall pay to Friebe an amount equal to the Base Salary which Friebe would have earned during the balance of the Employment Term subject to any withholding agreed to between Employer and Friebe or required by law, payable in equal monthly installments for the remaining balance of the Employment Term, and any unvested Option Shares shall continue to vest in accordance with their terms throughout the remaining balance of the Employment Term. In the event that Friebe's employment with Employer is terminated pursuant to Section 4.1.1 and before the expiration of the Employment Term, and notwithstanding Section 4.3.2, Employer shall pay to Friebe an amount equal to 50% of the Base Salary which Friebe would have earned during the balance of the Employment Term subject to any withholding agreed to between Employer and Friebe or required by law, payable in equal monthly installments for the remaining balance of the Employment Term, and any unvested Option Shares shall continue to vest in accordance with their terms throughout the remaining balance of the Employment Term. Such termination payment and vesting shall be contingent upon compliance by Friebe with the other terms and conditions of this Agreement (including, without limitation, Section 5 hereof) and in consideration of a release duly executed by Friebe (or his legal representatives if deceased or incompetent) at the time of the termination of his employment waiving any rights of Friebe, his heirs or legal representatives to make any claims against Employer or the Buyer under this Agreement and forever releasing and indemnifying Employer and the Buyer from and against any further claims, demands, loss liability actions, proceedings and expenses relating to this Agreement (other than under Section 4.3.4, this Section 4.4 and with respect to the Shares and any vested Option Shares and Bonus Option Shares).

      4.5 No Limitation. Friebe's termination pursuant to this Section 4 shall not limit any remedy of Employer for damages caused by Friebe.

      5. Confidentiality, Intellectual Property, Noncompete, and
Nonsolicitation.

      5.1 Nondisclosure and Nonuse of Confidential Information. Friebe shall not disclose or use at any time, either during his employment with Employer or thereafter, any Confidential Information (as defined below) of which Friebe is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Friebe's performance of duties assigned to Friebe by Employer or is required by law. Before disclosing Confidential Information pursuant to a legal requirement, Friebe shall notify Employer at least 7 days' prior to any such intended disclosure to permit Employer to seek a protective order to prevent such disclosure. In addition, Friebe acknowledges that some Confidential Information will contain material, non-public information (within the meaning of applicable securities laws) that may remain material and non-public for an extended period of time. Friebe acknowledges that he is aware that the applicable securities laws impose restrictions on trading by persons in possession of non-public information and agrees to comply with such restrictions. Friebe shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. As used in this Agreement, the term "Confidential Information" means information that is not generally known to the public and that is used, developed or obtained by Employer or its Affiliates in connection with their business, including but not limited to (i) inventions, devices, research, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (ii) all technology, know-how and trade secrets, (iii) strategic plans, potential acquisitions, business plans, budgets and financial models,
(iv) existing or potential customers and clients and customer or client lists,
(v) products or services, (vi) fees, costs and pricing structures, (vii) designs, (viii) analysis, (ix) drawings, photographs and reports, (x) computer software, including operating systems, applications and program listings, (xi) flow charts, manuals and documentation, (xii) data bases, (xiii) accounting and business methods, (xiv) copyrightable works, and (xv) all similar and related information in whatever form. Notwithstanding the foregoing, "Confidential Information" shall not include any information (A) of which Friebe became aware before his affiliation with Employer (except to the extent that Friebe has transferred such Confidential Information to Employer) or which Friebe developed and which does not relate to MRI safety or image compatability and safety of vascular and peripheral implants and resonant technologies, (B) of which Friebe learns from sources other than Employer or (C) which is disclosed in a prospectus or other documents for dissemination to the public or published in a form generally available to the public before the date Friebe proposes to disclose or uses such information. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material portions thereof have been published.

      5.2  Employer's Ownership of Intellectual Property.

      (a)(i) Acknowledgment of Company Ownership. In the event that Friebe as part of his activities on behalf of Employer generates, creates, authors or contributes to any invention, design, new development, device, product, method or process (whether or not patentable or reduced to practice or constituting Confidential Information), any copyrightable work (whether or not constituting Confidential Information) or any other form of Confidential Information directly or indirectly relating to MRI safety or image compatibility and safety of vascular and peripheral implants and resonant technologies (collectively, "Intellectual Property"), Friebe acknowledges that such Intellectual Property is the exclusive property of Employer and hereby assigns all right, title and interest in and to such Intellectual Property anywhere in the world to Employer in accordance with the "Gesetz uber Arbeitnehmererfindungen" (German Law pertaining to Inventions of Employees). Any copyrightable work prepared in whole or in part by Friebe which relates to the Intellectual Property shall be worldwide owned by the Employer including all of the rights comprised by the copyright therein. Friebe hereby grants to Employer an exclusive, royalty-free, irrevocable, perpetual world-wide license to use and sublicense any existing Intellectual Property owned by Friebe. Friebe shall promptly and fully disclose all Intellectual Property to Employer and shall cooperate with Employer to protect its interest in and right to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations, executing all documents as reasonably requested by Employer, whether such requests occur before or after termination of Friebe's employment with Employer, and assisting Employer in any lawsuit for the enforcement of any such patents or copyrights, subject only to reimbursement of Friebe's reasonable out-of-pocket expenses, including legal fees for independent counsel of Friebe, and compensation for Friebe's time at a fair and reasonable hourly rate). Should Employer be unable after not less than 60 days' written notice to obtain Friebe's signature on any document necessary or desirable to apply for, prosecute, obtain or enforce any patent or copyright to which it is entitled under the above provisions, Friebe hereby irrevocably designates and appoints Employer and each of its duly authorized officers and agents as Friebe's agent and attorney-in-fact, to act for and in Friebe's behalf and stead, to execute and file any such documents, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of such patents or copyrights, with the same force and effect as if executed and delivered by Friebe.

      (ii) Friebe Invention. Friebe understands that Section 5.2(a)(i) of this Agreement regarding the ownership by Employer of Intellectual Property does not apply to any invention for which no equipment, supplies, facilities or trade secret information of Employer were used and which was developed entirely on Friebe's own time, unless (A) the invention relates to MRI safety or image compatibility and safety of vascular and peripheral implants and resonant technologies, or (B) the invention results from any work performed by Friebe for Employer; provided, however that if, in the course of Friebe's employment with Employer, Friebe incorporates into any of Employer's products or Intellectual Property an invention owned by Friebe or in which Friebe has an interest, Employer is granted a non-exclusive, royalty-free, irrevocable, perpetual, world-wide license to make, modify, use and sell such invention as part of and in connection with Employer's products or Intellectual Property. This license may be transferred by Employer in connection with the event of the merger or acquisition of Employer or the sale of all or substantially all of the business to which the license relates.

      (b) Delivery of Materials upon Termination of Employment. As requested by Employer from time to time and upon the termination of Friebe's employment with Employer for any reason, Friebe shall promptly deliver to Employer all copies and embodiments, in whatever form, of all Confidential Information and Intellectual Property in Friebe's possession or within his control (including, but not limited to, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by Employer, shall provide Employer with written confirmation that all such materials have been delivered to Employer.

      5.3 Noncompete. Friebe acknowledges and agrees with Employer that in the course of his employment with Employer, he shall become familiar with Employer's trade secrets and with other Confidential Information concerning Employer, that Friebe's services to Employer are unique in nature and of an extraordinary value to Employer, and that Employer would be irreparably damaged if Friebe were to provide similar services to any person or entity competing with Employer or any of its Affiliates or engaged in a similar business. In consideration of and as an inducement to Employer to enter into this Agreement and for Buyer to grant of the Shares, Option Grant and Bonus Option Grant hereunder, Friebe accordingly covenants and agrees with Employer that during the Noncompete Period (as defined in Section 6.6), Friebe shall not, directly or indirectly, either for himself or for or through any other individual, corporation, partnership, joint venture or other entity, participate in any business or enterprise conducting or proposing to conduct business anywhere in the world which engages or proposes to engage in the a field competitive with the field of the Intellectual Property or, provided Friebe is actively engaged in such other business while, and in the course of, being employed by Employer, in any other business competitive with any business engaged in or being pursued by Employer or any of its Affiliates during the period of time in which Friebe is employed by Employer.

      For purposes of this Agreement, the term "participate in" shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, member, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, limited liability company, joint venture or other business entity (whether as a director, officer, manager, representative, supervisor, employee, agent, consultant or otherwise), other than: (i) ownership of up to 5% of the outstanding stock of any class which is publicly traded, and
(ii) interests as an equity owner in those entities owned by Friebe on the date of this Agreement and previously disclosed to Buyer and such other interests outside the fields of vascular and peripheral implants which are not competitive with the business of Employer or Buyer, or as may be approved in writing by the Chief Executive Officer of Buyer prior to the date on which Friebe acquires such interest. Friebe agrees that this covenant is reasonable with respect to its duration, geographical area and scope and is fully enforceable.

      5.4 Nonsolicitation. During the Noncompete Period, Friebe shall not (i) induce or attempt to induce any employee, officer or consultant of Employer or any of its Affiliates to leave the employ of Employer or such Affiliate, as the case may be, or in any way interfere with the relationship between Employer or any of its Affiliates and any employee, officer or consultant thereof, (ii) hire directly or through another entity any person who was an employee of Employer or any of its Affiliates at any time during the six months before the date such person is to be so hired (so long as the person was not terminated by Employer or such Affiliate, as the case may be), or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of Employer or any of its Affiliates to cease doing business with Employer or such Affiliate, as the case may be, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Employer or any of its Affiliates (including, without limitation, making any negative statements or communications concerning Employer or such Affiliate, as the case may be).

      6.    Definitions

            6.1 Affiliate shall mean any person, corporation, limited liability company, partnership, association or other business entity controlling, controlled by or under common control with the named party, any spouse, child (natural or adopted), sibling, parent or in-law of the named party or any officer or director of the named party. For the avoidance of doubt, Buyer is an Affiliate of Employer.

            6.2 Cause means at any time (i) Friebe's theft or embezzlement, or attempted theft or embezzlement, of money or property of Employer, Friebe's perpetration or attempted perpetration of fraud, or Friebe's participation in a fraud or attempted fraud, on Employer or Friebe's unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of Employer, (ii) any act or acts of disloyalty or moral turpitude by Friebe which the shareholders of Employer determine in good faith, after a hearing at which Friebe is given the opportunity to be heard and be represented by legal counsel of his selection, has been or is reasonably likely to be demonstrably and materially injurious to the interest, business or reputation of Employer, or Friebe's conviction of a crime or other violation of law or regulation, (iii) Friebe's violation of (or any act or omission of Friebe which causes Buyer or any Affiliate to violate) any foreign or domestic securities laws applicable to Buyer or any Affiliate, (iv) Friebe's refusal or willful failure (other than by reason of Disability) to carry out reasonable legal shareholders decisions of Employer (it being understood and agreed that failure of the Employer or Employee to achieve any performance targets shall under no circumstances be deemed willful), (v) Friebe's breach of any provision set forth in Section 5 of this Agreement, or (vi) Friebe's intentional taking of action requiring shareholder approval by the Articles of Association of Employer without obtaining such shareholder approval.

            6.3 Common Stock means the Buyer's common stock, par value $.005 per share.

            6.4 Disabled or Disability means (i) the definitions of disability ("Behinderung") according to the German Labor Law and German Social Security Law or (ii) any illness, accident, injury, physical or mental incapacity or other disability, where such condition has rendered Friebe unable or unfit to perform effectively the duties and obligations of his employment or to participate effectively and actively in the management of Employer for a period of at least 120 consecutive days or six months in any twelve-month period (in either case, as determined by a physician mutually selected by Employer and Employee).

            6.5 Good Reason means, without the written consent of Friebe (i) a material diminution in, or material adverse change to, Friebe's duties relative to his duties in effect immediately before the Effective Date or other duties normally consistent with the positions of Chief Executive Officer or "Geschaftsfuhrer" (managing director) delegated to Friebe by Employer before the Effective Date, (ii) a relocation of Friebe's principal place of business to a location more than 50 miles from Recklinghausen , (iii) any failure to pay or provide any item of compensation or benefits promptly when due, (iv) a sale or transfer of all or substantially all of the assets of Employer or Buyer or a transfer of all or substantially all of the capital stock of Employer without the buyer agreeing to assume in writing this Agreement, or (v) any other material breach of this Agreement by Employer; provided that, in each case, Employer has not cured such default within 30 days after receiving from Friebe written notice, directed to Employer and Buyer on behalf of the shareholders, of the occurrence and nature of the event constituting Good Reason.

            6.6 Noncompete Period means the period from the Effective Date until the later of (a) the date that is six months after the termination of Friebe's employment, or (b) the date through which Employer is obligated to pay Friebe all or any portion of his Base Salary pursuant to Section 4.4; provided, however, if Buyer fails to make any Capital Contributions (as such term is defined in the Purchase Agreement) within 60 days of when due, the Noncompete Period shall automatically expire unless otherwise mutually agreed in writing by Friebe and Melzer. If Employer is not otherwise obligated to pay Friebe compensation during the portion of the Noncompete Period following the termination of Friebe's employment and Employer elects on prior written notice to Friebe, given within 5 business days prior to the effective date of the termination of employment, to enforce its rights under Section 5.3 during such period, Employer shall pay to Friebe an amount equal to 50% of the Base Salary which Friebe would have earned during such period subject to any withholding agreed to between Employer and Friebe or required by law, payable in equal monthly installments for such period. Notwithstanding the obligations of Friebe under Section 5.3, in the event Employer fails to make payments due to Friebe under this Agreement after termination of his employment and the failure is not cured within 10 business days after written notice of such failure is given by Freibe to Employer and Buyer, the Noncompete Period will terminate at the end of such 10 business-day period.

      7. Miscellaneous.

      7.1 Remedies. Each of the parties hereto shall have all rights and remedies set forth in this Agreement. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or any other agreement or contract to which such person is a party. Each party shall be entitled to enforce such rights specifically (without the requirement of posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Without limiting the generality of the foregoing, Friebe specifically agrees that any breach or threatened breach of Sections 5 or 7 would cause irreparable injury to Employer, that money damages would not provide an adequate remedy to Employer, and that Employer shall accordingly have the right and remedy (i) to obtain an injunction prohibiting Friebe from violating or threatening to violate such provisions,
(ii) to have such provisions specifically enforced by any court of competent jurisdiction, and (iii) to require Friebe to account for and pay over to Employer all compensation, profits, monies, accruals, increments or other benefits derived or received by Friebe as the result of any transactions constituting a breach of such provisions.

      7.2 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In the event any of the provisions of the Articles of Association of Employer, as amended from time to time (the "Articles of Association") are inconsistent with the provisions of this Agreement, the express provisions of the Articles of Association shall govern.

      7.3 Condition Precedent. This Agreement is conditional upon completion of the transfer of title of the shares being transferred pursuant to the Purchase Agreement.

      7.4 Notices. All notices, demands, solicitations of consent or approval, and other communications hereunder shall be in writing and shall be delivered personally, sent by telefax or sent by recognized commercial courier (e.g., Federal Express). If delivered personally, such notice shall be deemed to be given when delivered to the intended recipient. If delivered by telefax, such notice shall be deemed given when transmission of the notice is complete to the telefax number of the other party. If delivered by recognized commercial carrier, such notice shall be deemed given two (2) days after having been delivered to a recognized commercial carrier for delivery within such period. All such notices shall be addressed to the address set forth in the Purchase Agreement or to such other address which such party shall have given to the other party for such purpose by notice hereunder; provided, any notice given to Employer shall also be given to Buyer. If notice is given to Friebe under this Agreement, a copy shall be provided to Robert J. Kerwin, Esq., Tarlow Breed Hart & Rodgers, PC, 101 Huntington Avenue, Boston, Massachusetts 02199 (telefax:
617-261-7673).

      7.5 Captions. The headings used in this Agreement are intended for reference purposes only and shall not control or affect in any manner the meaning or interpretation of any of the provisions of is Agreement.

      7.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. All provisions of this Agreement shall be enforced to the full extent permitted by law.

      7.7 Interpretation. The parties acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

      7.8 Counterparts. This Agreement may be executed in any number of copies, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.

      7.9 Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind, and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not. Neither party shall transfer or assign this Agreement or any of their rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other party hereto. Any attempted transfer or assignment of this Agreement or any rights or obligations hereunder in violation of this provision shall be void ab initio. The Affiliates of Employer are intended third-party beneficiaries of this Agreement and shall be entitled to enforce the provisions of this Agreement that are for their benefit.

      7.10 Buyer's Signature. Buyer is executing this Agreement only to be bound by the provisions of Sections 2.1,3.4, 3.5 and 7 to the extent applicable by their terms to Buyer. Except for the Buyer's express obligations under such sections, Buyer shall have no obligations under this Agreement.

      7.11 Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of Germany without reference to its principles of conflicts of law.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date(s) set forth below.


                               aMRIs GmbH (Employer)


                               By:  Shareholders decision of __________, 2005

                               By:    ________________________________

                               Name:  ________________________________

                               Title: ________________________________

                               Date:  _________________, 2005


                               BIOPHAN TECHNOLOGIES, INC. (Buyer)


                               By:    ________________________________

                               Name:  ________________________________

                               Title: ________________________________

                               Date:  _________________, 2005


                               FRIEBE

                               _______________________________________
                                     Dr. Michael Friebe

                               Date: __________________, 2005

                                    EXHIBIT A

                                   Cash Bonus


      Applicable Initial Measurement Period
                Revenue Target                                 Cash Bonus
                --------------                                 ----------

      less than $300,000                                              $0
      $300,000 or more but less than $500,000                    $75,000
      $500,000 or more but less than $700,000                   $150,000
      $700,000 or more but less than $1,000,000                 $200,000
      $1,000,000 or greater                                     $250,000

                                    EXHIBIT B

                               Bonus Stock Option


      Applicable Initial Measurement Period             Aggregate Percentage of
                Revenue Target                          Stock Option Forfeited
                --------------                          ----------------------

      less than $300,000                                           100%
      $300,000 or more but less than $500,000                       65%
      $500,000 or more but less than $700,000                       40%
      $700,000 or more but less than $1,000,000                   17.5%
      $1,000,000 or greater                                          0%